Exhibit 10.3

Execution Copy

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 30, 2012 (the “Effective Date”), is entered into by and among Onex Partners III LP, a Delaware limited partnership (“Onex”), and such Affiliates of Onex as may, from time to time, become parties to this Agreement in accordance with the provisions hereof by executing and delivering a joinder to this Agreement in the form attached as Exhibit A-1 hereto (collectively with Onex, the “Onex Investors”), JELD-WEN Holding, inc., an Oregon corporation (the “Company”), and such other parties as may, from time to time, become parties to this Agreement in accordance with the provisions hereof by executing and delivering a joinder to this Agreement in the form attached as Exhibit A-2 hereto (collectively with the Onex Investors, the “Investors”).

RECITALS

WHEREAS, the Company wishes to issue and sell to the Investors and the Investors wish to purchase from the Company the Shares (as defined below) on the terms and conditions and for the consideration set forth herein.

WHEREAS, the Company and the Investors desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

WHEREAS, the Board of Directors of the Company has approved, and the holders of a majority of the outstanding Common Shares and a majority of the outstanding Series A Convertible Preferred Shares have entered into voting agreements agreeing to vote in favor of approval of, the amendment to the Company’s Second Amended and Restated Articles of Incorporation attached as Exhibit B hereto (the “Articles Amendment”).

NOW, THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto (each a “Party” and collectively the “Parties”), intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1.1. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the 2011 Stock Purchase Agreement.

“2011 Stock Purchase Agreement” means that certain Amended and Restated Stock Purchase Agreement, dated July 29, 2011 by and among the Company, Onex and the other Investors named therein, as amended by that certain Amendment No. 1 dated as of September 1, 2011.

“Acquisition Debt” means the principal amount of term loan indebtedness incurred by the Company or its Subsidiaries on or about the Closing Date to fund the purchase price payable under the CMHI Agreement.

“Adjusted Percentage” means, with respect to any Investor, the quotient obtained by dividing (a) the product of (i) such Investor’s Allocated Number and (ii) the Per Share Purchase Price by (b) the Post-Investment Equity Value.

“Allocated Number” means, with respect to each Investor, the number of Shares opposite such Investor’s name in Schedule I under the heading “Shares”, after giving effect to Sections 6.3 and 6.6 hereof. Onex may amend Schedule I at any time to adjust the number of shares for any Onex Investor upon written notice to the Company so long as the aggregate Allocated Number for the Onex Investors remains unchanged following such adjustment. For the avoidance of doubt, the initial Schedule I is based on an Acquisition Debt amount of zero, and the sum of the Allocated Numbers shall equal the Final Share Number.

“Articles” means the Company’s Articles of Incorporation, as in effect from time to time.

“Bridge Note Amendments” means the Amendment to Bridge Notes between the Company and the holders of the Bridge Notes in the form attached as Exhibit C hereto.

“CMHI Agreement’ means that certain Stock Purchase Agreement, dated as of the date hereof, between JELD-WEN, inc., an Oregon corporation and a wholly-owned subsidiary of the Company, CM Holdings, Inc., a Delaware corporation, Craftmaster Manufacturing, Inc., a Delaware corporation, the persons listed as sellers on Schedule I thereto and Jeffrey Cobb and Greg Easton as the Sellers’ Representative.

“Existing Articles” means the Company’s Second Amended and Restated Articles of Incorporation, as in effect on the date hereof.

“Majority Investors” means Investors purchasing a majority of the Shares pursuant to this Agreement.

“Participation Exercise Notice” means the notice from a Participating Shareholder electing to purchase shares in the Participation Offering on a form mutually acceptable to the Company and Onex.

“Participation Period’’ has the meaning set forth in the Existing Articles.

“Per Share Price” means $239.51.

“Post-Investment Equity Value” means an amount equal to $1,223,283,511 plus the Supplemental Investment Amount.

“Pro Rata Portion” has the meaning set forth in the Existing Articles.

“Shareholders” means the shareholders of the Company as of immediately prior to the consummation of the Transaction.

“Supplemental Investment Amount” equals $80 million, minus the Acquisition Debt.

“Total Adjusted Percentage” equals, as of the date of a Note Conversion, the quotient of (a) the sum of (i) the Supplemental Investment Amount, (ii) the Series A Initial Investment Amount, (iii) the Unpaid Balance (as defined in the Bridge Notes) and (iv) the amount of any Negative Intercompany Balance, divided by (b) the Post-Investment Equity Value.

“Total Pre-Note Conversion Shares” equals 5,107,456.71 plus the Final Share Number.

“Total Post-Note Conversion Shares” equals the quotient of (i) 2,184,823 divided by (ii) (A) one minus (B) the Total Adjusted Percentage.

1.2 Index of Certain Other Definitions. The following capitalized terms used in this Agreement have the meanings located in the corresponding section below.

Term	Section

Agreement	Introduction
Amended Articles	Section 2.1
Articles Amendment	Recitals
Series A Preferred Stock	Section 2.1
Closing	Section 3.1(b)
Closing Date	Section 3.1(b)
Company	Introduction
Company Transaction Documents	Section 4.2
Effective Date	Introduction
Final Share Number	Section 6.6
Investor Transaction Documents	Section 5.2
Investors	Introduction
Investors’ Representative	Section 10.13(a)
Investors’ Representative Expenses	Section 10.13(b)
Joinder Agreement	Section 6.3(a)
Onex	Introduction
Onex Investors	Introduction
Participating Shareholder	Section 6.3(a)
Participation Offering	Section 6.3(a)
Party/Parties	Recitals
Purchase	Section 2.1
Shares	Section 2.1
Transaction	Section 3.1(a)
Transaction Documents	Section 3.1(a)

1.3 Other Definitional and Interpretive Matters.

(a) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” shall be to United States dollars, (viii) each reference to “days” shall be to calendar days, (ix) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time, and (x) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP; provided, however, that to the extent that a definition of a term in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of the Transaction Documents.

(c) Unless otherwise expressly provided herein, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

ARTICLE II.

PURCHASE AND SALE OF SERIES A PREFERRED STOCK

2.1 Issuance of Series A Preferred Stock. Subject to the terms and conditions set forth in this Agreement and in reliance upon the Company’s and each Investor’s representations and warranties set forth below, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, such Investor’s Allocated Number of shares of Series A Preferred Stock at a purchase price per share equal to the Per Share Price (such purchased shares of Series A Preferred Stock, collectively, the “Shares”). Such sale and purchase (the “Purchase”) shall be effected in accordance with Section 3.2 below.

ARTICLE III.

THE CLOSING

3.1 Closing.

(a) The Purchase and the other transactions contemplated by this Agreement are collectively referred to herein as the “Transaction,” and this Agreement, the Bridge Note Amendments and the Amended Articles are collectively referred to herein as the “Transaction Documents.”

(b) The closing of the Transaction (the “Closing”) shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022 at 10:00 A.M. on

the second Business Day (the “Closing Date”) following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), or at such other place or on such other date or time as is mutually agreed to by Onex and the Company.

(c) At the Closing, the Company shall, and Onex shall cause each holder of a Bridge Note to, deliver executed Bridge Note Amendments with respect to each outstanding Bridge Note.

3.2 Payment of Purchase Price; Issuance of Shares. At the Closing, each Investor shall pay to the Company an amount equal to the product of such Investor’s Allocated Number and the Per Share Price, by wire transfer in immediately available funds to an account or accounts specified in writing by the Company to the Investors not less than two (2) Business Days prior to the Closing and the Company shall deliver to each Investor certificates evidencing such Investor’s Allocated Number of the Shares, registered in the name of such Investor. The obligations of the Investors under this Agreement shall be several and not joint.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors:

4.1 Organization. The Company is duly organized and validly existing under the Laws of the State of Oregon, and has all necessary corporate power and authority to carry on its business as presently conducted and to own and lease its assets and properties.

4.2 Power and Authorization; Enforceability. The Company has all requisite rights, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Company Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Except for shareholder approval of the Articles Amendment, all necessary corporate action has been taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and each other Company Transaction Document. The Company has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Company Transaction Document. This Agreement is, and each other Company Transaction Document, when duly executed and delivered at Closing by the Company, will be, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

4.3 No Conflicts.

(a) Neither the execution, delivery or performance of this Agreement and the other Company Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (with or without the passage of time or the giving of notice, or both) will: (i) contravene, conflict with or result in a violation of (A) the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries or (B) any (1) Judgments or (2) Laws, in each case, binding upon or applicable to the Company or any of its Subsidiaries or by which they or any of their respective properties or assets are bound except in the case of item (2) of clause (B) for violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) contravene, conflict with, result in a violation or breach of, constitute a default under, result in the modification, termination, acceleration or cancellation of, or give a right to modify, terminate, accelerate or cancel under, any of the terms or conditions of any material Contract to which the Company is a party or by which it or any of its properties or assets are bound, any collective bargaining or other labor union agreement to which the Company is party or otherwise bound or any Employee Benefit Plan; (iii) result in the creation or imposition of any Encumbrance upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances; or (iv) cause a loss or adverse modification of any material Governmental Authorization required for the lawful operation of the business of the Company and each of its Subsidiaries as currently conducted.

(b) Except for the filing of the Amended Articles with the Secretary of State of the state of Oregon, no material Consent, registration, notification, filing or declaration of or with, any Governmental Body is required to be given or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other Company Transaction Documents.

4.4 Capitalization. The authorized, issued and outstanding capital stock and other equity securities of the Company as of the date of this Agreement are fully and accurately set forth in Schedule 4.4 hereto. Except as set forth in the Articles, the Shareholders Agreement, the Bridge Notes, the Registration Rights Agreement and as set forth on Schedule 4.4 hereto, the Company has not granted any preemptive rights, rights of first offer or refusal, redemption or repurchase rights or other similar rights with respect to any of such capital stock or other equity securities of the Company and there are no offers, options, warrants, rights, agreements or commitments of any kind granted by the Company relating to the issuance, conversion, registration, voting, sale or transfer of capital stock or any other equity securities of the Company or obligating the Company to purchase or redeem any of such capital stock or other equity securities. Immediately after giving effect to the Closing, the authorized, issued and outstanding capital stock and other equity securities of the Company will be as set forth in Schedule 4.4 as “Post Closing Capitalization”.

4.5 Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement has been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under the Amended Articles, the Shareholders Agreement, applicable federal and state securities laws and liens or encumbrances created by or imposed by an Investor. Assuming the accuracy of the representations made by each of the Investors in Article V, the Shares will be issued in compliance with all applicable federal and state securities laws.

4.6 Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries seeking to prevent or delay the consummation of the transactions contemplated by this Agreement, the CMHI Agreement and the other Transaction Documents.

4.7 CMHI Agreement. A true, correct and complete copy of the CMHI Agreement is attached to Schedule 4.7 hereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby represents and warrants to the Company:

5.1 Organization and Good Standing. Such Investor is either a natural person, or a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its state of organization (if applicable) and, if not a natural person, has all necessary power and authority and possesses all Governmental Authorizations necessary to enable it to carry on its business as presently conducted and to own and lease the assets and properties which it owns and leases.

5.2 Power and Authorization; Enforceability. Such Investor has all requisite rights, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Investor Transaction Documents”), to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby. All necessary action has been taken by such Investor to authorize the execution, delivery and performance by it of this Agreement and each other Investor Transaction Document. Such Investor has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Investor Transaction Document. This Agreement is, and each other Investor Transaction Document, when duly executed and delivered at or prior to the Closing by such Investor, will be, the legal, valid and binding obligation of such Investor, enforceable against such Investor, in accordance with its respective terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

5.3 Investment. Such Investor is acquiring Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof. Such Investor shall not offer to sell or otherwise dispose of such Shares in violation of any Laws applicable to any such offer, sale or other disposition. Such Investor acknowledges that (a) such Shares have not been registered under the Securities Act, or any state securities laws and the certificates for the Shares shall bear a legend to that effect, (b) there is no public market for such Shares and there can be no assurance that a public market shall develop, and (c) it must bear the economic risk of its investment in such Shares for an indefinite period of time. Such Investor is, and as of the Closing will be, an “accredited investor” within the meaning of the Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (an “Accredited Investor”).

5.4 Legends. Such Investor understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) The legend required by the Shareholders Agreement.

ARTICLE VI.

CERTAIN COVENANTS OF THE PARTIES

6.1 General. Each of the parties hereto shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transaction as promptly as reasonably practicable, including (a) satisfaction, unless waived by the party to whose benefit they would otherwise accrue, of the closing conditions set forth in Article VII below, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transaction or the performance of the obligations of any party hereto in connection therewith, (c) obtaining, delivering or effecting any waivers, modifications, permits, consents, approvals, authorizations, qualifications, notices, registrations and filings as are required in connection with the consummation of the Transaction, and (d) the execution and delivery of such instruments and the taking of such other actions, including the furnishing to each other party hereto of assistance or information, as the other party hereto may reasonably require in order to carry out the intent of the Transaction.

6.2 Further Assurances. Subject to the terms and conditions of this Agreement and the other Transaction Documents, each party hereto shall, from time to time, execute such further instruments and take such other actions as the other party hereto shall reasonably request in order to fulfill its obligations under any of the Transaction Documents, to effectuate the purposes of the Transaction Documents and to provide for the consummation of the Transaction as contemplated hereby.

6.3 Participation Offering. (a) The Company shall promptly offer its shareholders who are Accredited Investors the ability to purchase up to their Pro Rata Portion of the Shares and become parties to this Agreement as Investors (the “Participation Offering”). Prior to making any communication to any Shareholder in connection with the Participation Offering, the Company shall provide Onex and its counsel a reasonable opportunity to review and comment on such communication, and the Company shall not make any communication without Onex’s consent, not to be unreasonably withheld or delayed. Each Shareholder (a “Participating Shareholder”) who validly delivers to the Company a valid Participation Exercise Notice with respect to the Transaction before the deadline for doing so set by the Company, which shall be prior to the Closing Date (the “Participation Period”), together with (i) an executed joinder to this Agreement in the form attached as Exhibit A hereto (“Joinder Agreement”) and (ii) if such Shareholder is not already party to the Shareholders Agreement, an executed Adoption Agreement in the form of Exhibit A to the Shareholders Agreement, shall become a Party to this Agreement as an Investor with respect to the number of Shares such Participating Shareholder has validly committed to purchase (which number, for the avoidance of doubt, may not exceed such Participating Shareholder’s Pro Rata Portion of the Shares and shall constitute such Participating Shareholder’s “Allocated Number” for purposes hereof). Schedule I shall be amended promptly following the expiration of the Participation Period to add each Participating Shareholder and such Participating Shareholder’s Allocated Number and to reduce the aggregate Allocated Number for the Onex Investors by the aggregate Allocated Number of the Participating Shareholders, which reduction shall be allocated on a pro rata basis among the Onex Investors based on their respective Allocated Numbers.

(b) Notwithstanding the foregoing, in the event that (i) any of the representations and warranties of a Participating Shareholder contained in this Agreement shall not be true and correct in all material respects as of the date of such Participating Shareholder’s Joinder Agreement and as of the Closing Date (except for those representations and warranties which addressed matters only as of a particular date prior to the date hereof (which representations shall have been true and correct as of such particular date)), (ii) a Participating Shareholder fails to perform and comply with all of its covenants hereunder in all material respects through and at the Closing, including any obligation to be performed at Closing or (iii) a Participating Shareholder becomes subject to any pending action, suit, or proceeding before any Governmental Body or arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), unless otherwise agreed by Onex and the Company, such Participating Shareholder’s Participation Exercise Notice shall be revoked, the Joinder Agreement signed by such Participating Shareholder shall become null and void and the Allocated Number for such Participating Shareholder shall be reallocated to the Allocated Numbers of the Onex Investors. This Section 6.3(b) does not affect any other remedies in law or equity that Company or any other Party may have against such Participating Shareholder as a result of such Participating Shareholder’s breach of this Agreement.

6.4 Note Conversion Share Adjustment. Upon a Note Conversion (as such term is defined in the Bridge Notes), the Company shall issue a number of additional shares of its Series A Preferred Stock to each Investor equal to (i) the product of (A) such Investor’s Adjusted Percentage and (B) the Total Post-Note Conversion Shares, minus (ii) such Investor’s Allocated Shares.

6.5 Shareholders Meeting. The Company will promptly call (and give notice of) a special meeting of shareholders to be held September 10, 2012 for the sole purpose of approving the Articles Amendment. Promptly following the maturity date of the Bridge Notes, the Company will call (and give notice of) a meeting of shareholders (either special or annual) to approve an additional amendment of the Articles to (i) reflect the Supplemental Investment Amount, if less than $80 million, and (ii) if any of the Bridge Notes convert, reflect the new Equity Constant calculated pursuant to the second sentence of the definition of such term.

6.6 Adjustment of Allocated Number for Acquisition Debt. If the Company incurs Acquisition Debt, the number of Shares sold pursuant hereto shall be reduced by a number equal to the result of dividing the Acquisition Debt by the Per Share Price, rounded down to the nearest whole share (the reduced number of Shares, the “Final Share Number”). Schedule I shall be amended promptly to reflect the reduced number of Shares by (a) first reducing the Allocated Number for any Participating Shareholder whose Allocated Number exceeds such Participating Shareholder’s Pro Rata Portion of the Final Share Number by the amount of such excess, and (b) second reducing the aggregate Allocated Number for the Onex Investors, which reduction shall be allocated on a pro rata basis among the Onex Investors based on their respective Allocated Numbers.

ARTICLE VII.

CLOSING CONDITIONS

7.1 Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations and Warranties. Each representation and warranty of the Onex Investors contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except for those representations and warranties which addressed matters only as of a particular date prior to the date hereof (which representations shall have been true and correct as of such particular date).

(b) Agreements and Covenants. The Onex Investors shall have performed and complied with all of its covenants hereunder in all material respects through and at the Closing.

(c) No Order. No action, suit, or proceeding shall be pending before any Governmental Body or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d) Closing Certificate. Onex shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Sections 7.1(a) thru (c) is satisfied in all respects with respect to the Onex Investors.

(e) Articles Amendment. The Articles Amendment shall have been approved by the Company’s shareholders.

7.2 Conditions to Obligations of the Investors. The obligation of the Investors to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Onex:

(a) Representations and Warranties. The representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3(a)(i)(A), 4.4, and 4.5 shall be true and correct as of the Closing Date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date). Each other representation and warranty of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date).

(b) Agreements and Covenants. The Company shall have performed and complied with all of its covenants hereunder in all material respects through and at the Closing.

(c) No Order. No action, suit, or proceeding shall be pending before any Governmental Body or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d) No Company Material Adverse Effect. There shall not have been any event, condition, occurrence, contingency or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Closing Certificate. The Company shall have delivered to Onex a certificate to the effect that each of the conditions specified above in Sections 7.2(a) thru (d) is satisfied in all respects.

(f) Certified Articles; Good Standing Certificates. Onex shall have received from the Company (i) a copy of the Articles of Incorporation of the Company confirming the filing of the Articles Amendment, certified by the Secretary of State of the State of Oregon as of or within three (3) Business Days prior to the Closing Date, and (ii) a certificate dated as of or within three (3) Business Days prior to the Closing Date, as to the existence of the Company from the Secretary of State of the State of Oregon. The Articles Amendment shall be in the form of Exhibit A.

(g) Acquisition. All conditions to the closing of the transactions contemplated by the CMHI Agreement shall have been satisfied (other than deliveries to be made at closing), and the Company and the other parties thereto shall have confirmed their intention and willingness to close such transactions subject only to the consummation of the transactions contemplated by this Agreement and any debt financing arrangements entered into by the Company in connection with the transactions contemplated by the CMHI Agreement.

(h) Documents. All certificates, instruments and other documents required to effect the transactions contemplated hereby or to be delivered to the Investors will be reasonably satisfactory in form and substance to Onex.

ARTICLE VIII.

INDEMNIFICATION

8.1 Indemnification by the Company.

(a) The Company agrees that for purposes of Article IX of the 2011 Stock Purchase Agreement, the Investors shall be entitled to all rights of the “Investors” under Article IX of the 2011 Stock Purchase Agreement as if the Investors were party to such Agreement and had purchased the Shares purchased by each of them hereunder pursuant to the 2011 Stock Purchase Agreement, and that in connection therewith (i) the “Purchase Price” referred to in Section 9.5(b) of the 2011 Stock Purchase Agreement shall hereinafter mean the sum of the Purchase Price thereunder and the Supplemental Investment Amount, (ii) the “Series A Preferred Share Amount” referred to in Section 9.5(b) of the 2011 Stock Purchase Agreement shall hereinafter mean the sum of the Series A Initial Investment Amount (as defined in the 2011 Stock Purchase Agreement) and the Supplemental Investment Amount, (iii) the penultimate sentence of Section 9.5(b) of the 2011 Stock Purchase Agreement shall apply with respect to Investors hereunder that are not Affiliates of Onex to the extent, but only to the extent, of any transfers to any Person that is not an Affiliate of such Investor.

(b) The Company further agrees that Article IX of the 2011 Stock Purchase Agreement shall apply as to the Investors hereunder (and their corresponding Investor Indemnified Parties) with respect to any failure of any representation or warranty of the Company made in Article IV of this Agreement to be true and correct when made or at Closing, and with respect to any breach or nonfulfillment of any covenant or obligation of the Company under this Agreement as if such representations, warranties and covenants were included in the 2011 Stock Purchase Agreement, excluding (i) the first sentence of Section 9.5(b) of the 2011 Stock Purchase Agreement and (ii) Section 9.5(d) of the 2011 Stock Purchase Agreement; provided, that (v) only the Investors hereunder (and their corresponding Investor Indemnified Parties) shall be entitled to recover Damages in connection with such matters, (w) the aggregate amount of Damages that can be recovered by the Investors hereunder (and their corresponding Investor Indemnified Parties) pursuant to any claims made with respect to breaches of any representation and warranty of the Company made in Article IV of this Agreement shall be limited, individually and in the aggregate, to 15% of the Supplemental Investment Amount, (x) the penultimate sentence of Section 9.5(b) of the 2011 Stock Purchase Agreement shall apply with respect to Investors hereunder that are not Affiliates of Onex to the extent, but only to the extent, of any transfers to any Person that is not an Affiliate of such Investor, (y) the Company shall have no obligation to indemnify the Investors hereunder (and their corresponding Investor Indemnified Parties) with respect to Damage claims made with respect to breaches of any representation and warranty of the Company made in Article IV of this Agreement unless the aggregate Damages related to all such inaccuracies and breaches, determined after giving effect to Section 9.7 of the 2011 Stock Purchase Agreement, is greater than $400,000, in which event the Investor Indemnified Parties shall be entitled to indemnification for all Damages in excess of such amount, subject to the limitation in the preceding clause (w), and (z) the representations and warranties of the Company made in Sections 4.3, 4.6 and 4.7 of this Agreement shall survive until the date that is 18 months following the Closing Date and the representations and warranties of the Company made in the other sections Article IV of this Agreement shall survive indefinitely, notwithstanding Section 9.5(a) of the 2011 Stock Purchase Agreement.

8.2 Indemnification by the Investors. The Company agrees that Article IX of the 2011 Stock Purchase Agreement shall apply as to the Company (and its corresponding Company Indemnified Parties) with respect to any failure of any representation or warranty of an Investor made in Article V of this Agreement to be true and correct when made or at Closing, and with respect to any breach or nonfulfillment of any covenant or obligation of an Investor under this Agreement as if such representations, warranties and covenants were included in the 2011 Stock Purchase Agreement (and referenced in Section 9.2(a) thereof), excluding (i) the first sentence of Section 9.5(b) of the 2011 Stock Purchase Agreement and (ii) Section 9.5(d) of the 2011 Stock Purchase Agreement; provided, that (x) the aggregate amount of Damages that can be recovered by the Company pursuant to any claims made with respect to breaches of any representation and warranty of the Company made in Article IV of this Agreement shall be limited, individually and in the aggregate, to 15% of the product of the applicable Investor’s Allocated Number and the Per Share Price, (y) the Investors shall have no obligation to indemnify the Company Indemnified Parties hereunder with respect to Damage claims made with respect to breaches of any representation and warranty of the Investors made in Article V of this Agreement unless the aggregate Damages related to all such inaccuracies and breaches is greater than $400,000, in which event the Company Indemnified Parties shall be entitled to indemnification for all Damages in excess of such amount, subject to the limitation in the preceding clause (x), and (z) the representations and warranties of the Investors made in Article V of this Agreement shall survive indefinitely, notwithstanding Section 9.5(a) of the 2011 Stock Purchase Agreement.

ARTICLE IX.

TERMINATION

9.1 Termination of Agreement. Onex and the Company may terminate this Agreement as provided below:

(a) Onex and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Onex may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event that the Company has (A) breached any of the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a)(i)(A), 4.4, and 4.5, or (B) breached in any material respect any representation, warranty or covenant contained in this Agreement (other than the representations and warranties referenced in the preceding clause (A)), and in each such case, Investor has notified the Company of the breach in writing, setting forth the specifics of the breach and the expected cure, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if the CMHI Agreement has been terminated or (iii) if the Closing shall not have occurred on or before October 31, 2012; and

(c) the Company may terminate this Agreement by giving written notice to the Investors at any time prior to the Closing (i) in the event that the Onex Investors have, in any material respect, breached any representation, warranty, or covenant contained in this Agreement, the Company has notified Onex of the breach in writing, setting forth the specifics of the breach and the expected cure, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if the CMHI Agreement has been terminated or (iii) if the Closing shall not have occurred on or before October 31, 2012.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for any breach of any representation, warranty or covenant prior to such termination); provided, however, that this Section 9.2 and Article X shall survive termination.

ARTICLE X.

GENERAL PROVISIONS

10.1 Fees and Expenses. In the event that the Transaction is not consummated, each Party shall bear its own fees and expenses incurred in connection with the Transaction (subject to Section 9.2). In the event that the Transaction is consummated, the Company shall reimburse the Onex Investors for all out-of-pocket expenses, including legal and accounting fees, incurred by them in connection with the Transaction.

10.2 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telecopy or email, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the other parties hereto. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To the Investors:

c/o Onex Manager L.P.

712 Fifth Avenue

New York, NY 10019

Attn: Adam Reinmann

Fax: (212) 582-0909

With a mandatory copy to (which shall not constitute notice):

Onex Corporation

161 Bay Street

P.O. Box 700

Toronto, Ontario M5J 2S1

Attn: Andrea F. Daly, Esq.

Kaye Scholer LLP

425 Park Avenue

New York, NY 10022

Attn: Joel I. Greenberg, Esq.

Fax: (212) 836-8211

To the Company:

JELD-WEN Holding, inc.

3250 Lakepoint Blvd.

Klamath Falls, OR 97601

Attn: David Stork, Senior VP and General Counsel

With a mandatory copy to (which shall not constitute notice):

Stoel Rives LLP

900 SW Fifth Ave., Suite 2600

Portland, OR 97204

Attn: Ruth A. Beyer

Fax: (503) 220-2480

10.3 Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any party hereto to any other Person without the prior written consent of Onex and the Company, except that any Investor may assign this Agreement to one or more of its Affiliates; provided that no such assignment shall relieve any Investor of any of its obligations hereunder; provided, further, that Onex may assign its rights under this Agreement in whole or in part to any of its Affiliates, and following any such assignment, each such assignee shall be an Onex Investor for all purposes hereunder, provided such Affiliates execute and deliver a joinder in the form attached as Exhibit A-1 and, if such Affiliate is not already party to the Shareholders Agreement, an executed Adoption Agreement in the form of Exhibit A to the Shareholders Agreement. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective permitted successors, heirs and assigns.

10.4 Amendment, Modification and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Onex and the Company. Any such amendment, modification, extension or waiver shall be in writing. The waiver by a party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

10.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the Laws of the State of Delaware, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction.

10.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of federal and state courts in the State of Delaware for purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable Law, any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party’s property is immune from any legal process issued by such courts or (c) any Proceeding commenced in such courts is brought in an inconvenient forum.

10.8 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.9 Severability. If any term or other provision of this Agreement (or portion thereof) or the application of any such term or other provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other terms and provisions of this Agreement (or remaining portion of such term or other provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto will negotiate to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.10 Counterparts; Third-Party Beneficiaries. This Agreement may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original, and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Article IX, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.11 Entire Agreement. This Agreement (including the schedules and exhibits attached hereto), together with the 2011 Stock Purchase Agreement (to the extent provided in Article VIII hereof) and the other Transaction Documents, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof. This Agreement shall constitute an amendment to the 2011 Stock Purchase Agreement to the extent provided in Article VIII hereof.

10.12 Specific Performance. The parties hereto agree that in the event of a breach of this Agreement, money damages may be inadequate and the aggrieved party may have no adequate remedy at law. Accordingly, the parties agree that, in the event of any actual or threatened breach, the aggrieved party or parties shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and each other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other temporary, preliminary and permanent equitable relief (and no bond or other security shall be required in connection therewith). If any such action is brought by the aggrieved party or parties to enforce this Agreement, each of the other parties hereto hereby waives the defense that there is an adequate remedy at law.

10.13 Investors’ Representative.

(a) The Majority Investors may, by written notice to the Company, appoint an Investor to serve as the agent and attorney-in-fact for each of the Investors (in such capacity, the “Investors’ Representative”) to act, following the Closing, as Investors’ Representative under this Agreement and the Transaction Documents in accordance with the terms of this Section 10.13. In the event of the resignation of the Investors’ Representative, the Majority Investors may appoint a successor Investors’ Representative by written notice to the Company.

(b) The Investors’ Representative is hereby authorized and empowered to exclusively act for, and on behalf of, any or all of the Investors (with full power of substitution in the premises) in connection with all matters relating to indemnity claims pursuant to Article VIII, including (i) to receive all payments owing to the Investors under or in connection with Article VIII, (ii) to withhold any amounts received on behalf of the Investors in order to satisfy any actual or potential liabilities of the Investors under or in connection with Article VIII, including all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees (collectively, the “Investors’ Representative Expenses”), incurred by the Investors’ Representative in the performance or discharge of its duties set forth in this Section 10.13, (iii) to make any payments on behalf of the Investors and collect from the Investors (pro rata in accordance with each Investor’s portion of the Shares acquired at Closing) any amounts paid in settlement of any claims under this Agreement or as required to satisfy any obligations of the Investors pursuant to Article VIII, (iv) to act as the representative of the Investors to review and authorize all claims and disputes or question the accuracy thereof, (v) to negotiate and compromise on their behalf with the Company with respect to any claims asserted under Article VIII and to authorize payments to be made with respect thereto, (vi) to receive and distribute any payments to Investors under Article VIII, and (vii) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Investors’ Representative to be necessary or desirable in connection with the rights and obligations of the Investors pursuant to Article VIII. The Company shall be entitled to rely on such appointment and to treat the Investors’ Representative as the duly appointed attorney-in-fact of each Investor for the purposes set forth herein. Notices given to the Investors’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Investors for all purposes under this Agreement. The Investors’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Investors’ Representative.

(c) The appointment of the Investors’ Representative shall be an agency coupled with an interest and shall be irrevocable and any action, decision, consent or instruction of the Investors’ Representative pursuant to the authority set forth in this Section 10.13 shall be effective and absolutely binding on each Investor notwithstanding any contrary action of or direction from such Investor, except for actions or omissions of the Investors’ Representative constituting fraud. The death or incapacity, or dissolution or other termination of existence, of any Investor shall not terminate the authority and agency of the Investors’ Representative. The Company may conclusively rely, without inquiry, upon any act, decision, consent or instruction of the Investors’ Representative as the act, decision, consent or instruction of the Investors.

(d) The Investors’ Representative shall not be liable to any Investor or to any other Person, with respect to any action taken or omitted to be taken by the Investors’ Representative in its role as Investors’ Representative under or in connection with this Agreement or any Transaction Document, unless such action or omission results from or arises out of fraud on the part of the Investors’ Representative. The Company acknowledges and agrees that no claim shall be brought by or on behalf of the Company against the Investors’ Representative with respect to this Agreement, any Transaction Document or the transactions contemplated hereby and thereby (other than any claim against the Investors’ Representative in its capacity as an Investor, if applicable).

(e) The Investors’ Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified by the Investors pro rata in accordance with each Investor’s portion of the Shares acquired at Closing for, any and all Investors’ Representative Expenses and shall be entitled to deduct such amounts from any amounts received by it on behalf of the Investors pursuant to this Section 10.13.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.

COMPANY:	JELD-WEN HOLDING, INC.

	By:	/s/ Ronald Saxton
	Name:	Ronald Saxton
	Title:	Secretary, Executive VP

[Signature Page to Amended and Restated Stock Purchase Agreement]

ONEX:	ONEX PARTNERS III LP

	By:	Onex Partners III GP LP, its General Partner
	By:	Onex Partners Manager LP, its Agent
	By:	Onex Partners Manager GP ULC, its General Partner

		By:	/s/ Robert M. Le Blanc
		Name:	Robert M. Le Blanc
		Title:	Managing Director

		By:	/s/ Donald F. West
		Name:	Donald F. West
		Title:	Vice President and Secretary

[Signature Page to Amended and Restated Stock Purchase Agreement]

EXHIBIT A-1

ONEX JOINDER TO STOCK PURCHASE AGREEMENT

[see attached]

Exhibit A-1

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement (this “Joinder Agreement”) pursuant to Section 10.3 of that certain Stock Purchase Agreement, dated as of August 30 2012, by and among Onex Partners III LP, a Delaware limited partnership (“Onex”), and such Affiliates of Onex as may, from time to time, become parties to the Stock Purchase Agreement by executing and delivering a joinder to the Stock Purchase Agreement (collectively with Onex, the “Onex Investors”), JELD-WEN Holding, inc., an Oregon corporation (the “Company”), and such other parties as may, from time to time, become parties thereto in accordance with the terms thereof by executing and delivering a joinder to the Stock Purchase Agreement (collectively with the Onex Investors, the “Investors”) (the “Stock Purchase Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Stock Purchase Agreement.

By executing and delivering this Joinder Agreement, the undersigned hereby agrees to be bound as an Onex Investor under the Stock Purchase Agreement in accordance with and as provided in Section 10.3 thereof, including to make all representations and warranties of the Investors thereunder, effective as of the date hereof.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the      day of             , 2012.

(Signature)

(Printed Name)

Exhibit A-1

EXHIBIT A-2

JOINDER TO STOCK PURCHASE AGREEMENT

[see attached]

Exhibit A-2

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement (this “Joinder Agreement”) pursuant to Section 6.3 of that certain Stock Purchase Agreement, dated as of August 30 2012, by and among Onex Partners III LP, a Delaware limited partnership (“Onex”), and such Affiliates of Onex as may, from time to time, become parties to the Stock Purchase Agreement by executing and delivering a joinder to the Stock Purchase Agreement (collectively with Onex, the “Onex Investors”), JELD-WEN Holding, inc., an Oregon corporation (the “Company”), and such other parties as may, from time to time, become parties thereto in accordance with the terms thereof by executing and delivering a joinder to the Stock Purchase Agreement (collectively with the Onex Investors, the “Investors”) (the “Stock Purchase Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Stock Purchase Agreement.

By executing and delivering this Joinder Agreement, the undersigned hereby agrees to be bound as an Investor under the Stock Purchase Agreement in accordance with and as provided in Section 6.3 thereof, including to make all representations and warranties of the Investors thereunder, effective as of the date hereof.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the      day of             , 2012.

(Signature)

(Printed Name)

Exhibit A-2

EXHIBIT B

FORM OF AMENDMENT TO ARTICLES OF INCORPORATION

[see attached]

Exhibit B

ATTACHMENT TO

ARTICLES OF AMENDMENT OF JELD-WEN HOLDING, INC.

1)	Article II is amended to read as follows:

ARTICLE II.

AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 31,500,000 (the “Shares”), of which (a) 22,750,000 Shares shall be Common Stock (the “Total Common Stock”), of which (i) 22,319,800 shares shall be designated Common Stock (the “Common Stock”), (ii) 254,200 shares shall be designated Class B-1 Common Stock (the “Class B-1 Common Stock”) and (iii) 176,000 shares shall be designated Class B-2 Common Stock (the “Class B-2 Common Stock” and, together with the B-1 Common Stock, the “Class B Common Stock”) and (b) 8,750,000 Shares shall be Preferred Stock (the “Preferred Stock”, and together with the Total Common Stock, the “Capital Stock”), of which 8,749,999 Shares shall be designated “Series A Convertible Preferred Stock” and one (1) Share shall be designated “Series B Preferred Stock”.

2)	Article IV.A(l) is amended to read as follows:

(1) Voting. In addition to any voting rights granted under applicable law and by these Articles of Incorporation, and subject to Section E, each holder of shares of the Series A Convertible Preferred Stock shall be entitled to notice of and to attend all special and annual meetings of Shareholders and to cast a number of votes equal to the number of shares of Common Stock into which such holder’s shares of the Series A Convertible Preferred Stock could be converted (as more fully described in Section B below) on the record date for the vote or consent of Shareholders upon any matter or thing properly considered and acted upon by the Shareholders. The holders of shares of the Series A Convertible Preferred Stock shall vote with holders of the Total Common Stock as a single class upon all matters submitted to a vote of Shareholders, other than the election and removal of directors, subject to any class or series shareholder voting requirement under applicable law. The holders of the Series A Convertible Preferred Stock shall vote with holders of the Total Common Stock on a plan of merger and are not entitled to vote separately on a plan of merger. The holders of Series A Convertible Preferred Stock, voting as a separate class, shall have the exclusive power to elect and remove Series A Preferred Directors.

3)	Article IV.A(2)(a) is amended to read as follows:

(a) Dividends on each share of the Series A Convertible Preferred Stock shall accrue at the rate of ten percent (10%) per annum on the sum of the Series A Initial Liquidation Value and the accrued but unpaid dividends on such share from and including (w) the Series A Initial Issuance Date in the case of shares of Series A Convertible Preferred Stock purchased with the Series A Initial Investment Amount, including, for the avoidance of doubt, shares of Series A Convertible Preferred Stock purchased in connection with the Tender Offer Transactions, (x) the

Supplemental Investment Issuance Date in the case of shares of Series A Convertible Preferred Stock purchased with the Supplemental Investment Amount, (y) the Note Conversion Date in the case of shares of Series A Convertible Preferred Stock issued on or after the Note Conversion Date pursuant to the Bridge Notes or the 2012 Stock Purchase Agreement or (z) the date such share is required to be issued pursuant to Section 9.8(e) of the Stock Purchase Agreement (including as a result of the application of Section 6.4 of the 2012 Stock Purchase Agreement). Such dividends shall be fully cumulative and accumulate and accrue continually and compound annually at the rate described above, whether or not they have been declared and whether or not there are funds of the Corporation legally available for the payment thereof. The aggregate accrued but unpaid dividends (including accrued but unpaid dividends based on the annual compounding provided for herein) on the Series A Convertible Preferred Stock are referred to herein as “Series A Unpaid Dividends.” Dividends on the Series A Convertible Preferred Stock shall be payable only when, as and if declared by the Board or as provided in Section C. Dividends accrued on the Series A Convertible Preferred Stock for the one-year period beginning on the Series A Initial Issuance Date shall not be declared or paid; dividends accrued on the Series A Convertible Preferred Stock after such one-year period may only be declared and paid, in whole or in part, at any time or times during the calendar year in respect of which they accrue.

4)	Article IV.B(2)(b) is amended to read as follows:

(b) the price to the public in the Public Offering is sufficient so that, if all of the shares of Series A Convertible Preferred Stock were converted into Common Stock and sold for cash at the price to the public on the date of the closing of the Public Offering, (x) the present value, as of the Series A Initial Issuance Date, of all cash sale proceeds, cash dividends and cash redemption payments with respect to shares of Series A Convertible Preferred Stock issued on the Series A Initial Issuance Date, discounted at 25% per annum on the basis of annual compounding, would equal the Series A Initial Investment Amount, (y) the present value, as of the Supplemental Investment Issuance Date, of all cash sale proceeds, cash dividends and cash redemption payments with respect to shares of Series A Convertible Preferred Stock issued on the Supplemental Investment Issuance Date, discounted at 25% per annum on the basis of annual compounding, would equal the Supplemental Investment Amount, and (z) the present value, as of the Note Conversion Date, of all cash sale proceeds, cash dividends and cash redemption payments with respect to shares of Series A Convertible Preferred Stock issued upon conversion of the Bridge Notes (including pursuant to Section 5 thereof), discounted at 25% per annum on the basis of annual compounding, would equal the amount of principal and interest on the Bridge Notes converted into shares of Series A Convertible Preferred Stock;

5)	Article IV.B(7) is amended to read as follows:

(7) Subsequent Share Issuances. The ‘‘Series A Conversion Rate” and other conversion rights applicable to the shares of Series A Convertible Preferred Stock that may be issued pursuant to the Stock Purchase Agreement, the 2012 Stock Purchase Agreement and the Bridge Notes shall be the same as the previously issued shares of Series A Convertible Preferred Stock and reflect all adjustments previously made under Sections B(4), B(5) and B(6) above.

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6)	Article IV.D(1) is amended to read as follows:

(1) At any time after (a) the sixth (6th) anniversary of the Series A Initial Issuance Date, in the event that (i) the Corporation has effected a Qualified Public Offering by no later than the fifth (5th) anniversary of the Series A Initial Issuance Date and (ii) the Common Stock is actively traded on an Approved Securities Exchange, with a public float of no less than $300,000,000, or (b) in the event that clause (a) of this Section D(1) is not applicable, at any time after the eighth (8th) anniversary of the Series A Initial Issuance Date, the Corporation may, by written notice (a “Company Redemption Notice”) to the holders of the Series A Convertible Preferred Stock, elect to redeem (a “Company Redemption”) all (but not less than all) outstanding shares of the Series A Convertible Preferred Stock at a redemption price (the “Company Redemption Price”) equal to the amount necessary so that (x) the present value, as of the Series A Initial Issuance Date, of all cash dividends and cash redemption payments with respect to shares of Series A Convertible Preferred Stock issued on the Series A Initial Issuance Date, discounted at 25% per annum on the basis of annual compounding, equals the Series A Initial Investment Amount, (y) the present value, as of the Supplemental Investment Issuance Date, of all cash dividends and cash redemption payments with respect to shares of Series A Convertible Preferred Stock issued on the Supplemental Investment Issuance Date, discounted at 25% per annum on the basis of annual compounding, would equal the Supplemental Investment Amount, and (z) the present value, as of the Note Conversion Date, of all cash dividends and cash redemption payments with respect to shares of Series A Convertible Preferred Stock issued upon conversion of the Bridge Notes, discounted at 25% per annum on the basis of annual compounding, equals the amount of principal and interest on the Bridge Notes converted into shares of Series A Convertible Preferred Stock; provided, however, that prior to exercising its right to a Company Redemption pursuant to this Section D, the Corporation shall provide evidence reasonably satisfactory to the holders of Series A Convertible Preferred Stock that such Company Redemption does not violate applicable law or violate, contravene or cause a default under any agreements or obligations related to indebtedness of the Corporation and will not result in the Corporation becoming insolvent; and provided, further, that (i) after giving effect to the Company Redemption the ratio of pro-forma Consolidated Indebtedness to TTM EBITDA will not exceed 4.75, and (ii) for a period of two (2) years after the consummation of the Company Redemption, the Corporation may not declare or pay cash dividends or distributions with respect to equity interests to, or purchase equity interests from, its equity holders except to the extent required by applicable law in connection with the ESOP and as required pursuant to written agreements or as provided in the Corporation’s written policies and procedures relating to stock repurchases, in each case as in effect as of immediately prior to the Company Redemption.

7)	Article XIII is amended to include the following definitions:

“2012 Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of August 30, 2012, among the Corporation and each of the other signatories thereto.

“Supplemental Investment Amount” means $80 million.

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“Supplemental Investment Issuance Date” means the date the Corporation issues shares of Series A Convertible Preferred Stock pursuant to the 2012 Stock Purchase Agreement.

8)	The definition of ”Equity Constant” in Article XIII is amended to read as follows:

“Equity Constant” means $239.51. Concurrently with any issuance of Series A Convertible Preferred Stock pursuant to conversion of the Bridge Notes and pursuant to Section 6.4 of the 2012 Stock Purchase Agreement, the Equity Constant will be reduced to an amount equal to the result of dividing (a) the sum of (i) the Series A Initial Investment Amount, (ii) the Supplemental Investment Amount, (iii) the amount of principal and accrued and unpaid interest on the Bridge Notes converted into Series A Convertible Preferred Stock and (iv) the amount of any Negative Intercompany Balance (as defined in the Stock Purchase Agreement) as of such date by (b) the sum of the number of shares of Series A Convertible Preferred Stock issued (i) pursuant to the Stock Purchase Agreement (other than pursuant to conversion of the Bridge Notes or pursuant to Section 9.8(e) of the Stock Purchase Agreement), (ii) pursuant to the 2012 Stock Purchase Agreement (including Section 6.4 thereof), and (iii) pursuant to conversion of the Bridge Notes. Concurrently with any issuance of Series A Convertible Preferred Stock pursuant to Section 9.8(e) of the Stock Purchase Agreement, the Equity Constant will be reduced to an amount equal to the product of (x) the Equity Constant immediately prior to such issuance and (y) a fraction, (i) the numerator of which equals the number of shares of Series A Convertible Preferred Stock issued and outstanding immediately prior to such issuance, and (ii) the denominator of which equals the total number of shares of Series A Convertible Preferred Stock outstanding as of immediately after such issuance. For the avoidance of doubt, a reduction in the Equity Constant will have no effect on the amount of dividends accrued on the Series A Convertible Preferred Stock prior to the occurrence of such reduction.

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